Pricing Supplement No. 2537

To underlying supplement No. 1 dated August 17, 2015,

underlying supplement No. 3 dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated July 31, 2015

Registration Statement No. 333-206013 Dated September 8, 2015; Rule 424(b)(2)

Deutsche Bank AG

$5,731,000 Tracker Notes Linked to a Basket of Two Indices due September 13, 2017

General

•	The Tracker Notes (the “securities”) are linked to a basket of two indices and are designed for investors who seek a return at maturity that offers exposure to one times any increase or decrease in the level of the S&P 500® Total Return Index (the “S&P Index”) and 0.8 times any increase or decrease in the level of the Deutsche Bank ProVol Hedge Index (the “ProVol Hedge Index”). We refer to each of the S&P Index and the ProVol Hedge Index as a “Basket Component” and together the “Basket Components.” The return of each Basket Component is reduced by its respective Adjustment Factor.

•	The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment.

•	The securities do not pay any coupons and investors should be willing to lose some or all of their initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors.

•	Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due September 13, 2017

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities priced on September 8, 2015 (the “Trade Date”) and are expected to settle on September 11, 2015 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The securities are linked to the performance of a basket consisting of two Basket Components as set forth below.
	Basket Component				Ticker Symbol	Basket Component Weighting	Initial Level
	S&P 500® Total Return Index (the “S&P Index”)				SPTR	100.00%	3,622.658
	Deutsche Bank ProVol Hedge Index (the “ProVol Hedge Index”)				DBVEPVH	80.00%	899.84
Redemption Amount:	At maturity or upon the occurrence of a Redemption Trigger Event, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date or the Redemption Trigger Payment Date, as applicable, calculated as follows:
	$1,000 x	(	Final Basket Level	)
Initial Basket Level

Your investment will be fully exposed to one times any increase or decrease in the level of the S&P Index and 0.8 times any increase or decrease in the level of the ProVol Hedge Index. Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined, resulting in a leveraged loss on your investment. The return of each Basket Component is reduced by its applicable Adjustment Factor regardless of whether the level of such Basket Component increases or decreases. You will lose some or all of your initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors. Furthermore, the ProVol Hedge Index includes embedded fees that will reduce its Closing Level. Any payment at maturity or upon a Redemption Trigger Event is subject to the credit of the Issuer. In no event will the Redemption Amount be less than zero.

For more information on the embedded fees for the ProVol Hedge Index, please see the “Selected Purchase Considerations” below.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-5 of the accompanying prospectus supplement, page 12 of the accompanying prospectus and page PS-10 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $997.50 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on page PS-1 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures” on page PS-2 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplements, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$5,731,000.00	$14,327.50	$5,716,672.50

(1) For more detailed information about discounts and commissions, please see “Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $2.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information, see “Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,731,000.00	$665.94

Deutsche Bank Securities

September 8, 2015

(Key Terms continued from previous page)

Initial Basket Level:	100
Final Basket Level:	The Basket Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable.
Basket Level:	The Basket Level on any trading day will be calculated as follows: 100 × [1 + S&P Index Performance + (0.8 × ProVol Hedge Index Performance)]
The S&P Index Performance and ProVol Hedge Index Performance refer to the Performance of the S&P Index and ProVol Hedge Index, respectively.
Performance:	The Performance of each Basket Component from its Initial Level to its Final Level will be calculated as follows:

	(	Final Level	) x	Adjustment Factor – 1
Initial Level
Initial Level:	For each Basket Component, as set forth in the table above
Final Level:	For each Basket Component, the Closing Level of such Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable
Closing Level:	For each Basket Component, the closing level of such Basket Component on the applicable trading day

Adjustment Factors:	Basket Component	Adjustment Factor
	S&P Index	0.9975 – (0.0024 x (Days / 365))
	ProVol Hedge Index	1 – (0.01 x (Days / 365))

where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the relevant date of calculation. Because of the 0.8 times exposure to the ProVol Hedge Index, the effect of the Adjustment Factor for the ProVol Hedge Index is reduced accordingly.
Redemption Trigger Event:	A Redemption Trigger Event occurs if the Basket Level on any trading day during the period from but excluding the Trade Date to but excluding the Final Valuation Date is less than the Redemption Trigger Level. If a Redemption Trigger Event occurs, the securities will be redeemed by the Issuer in whole, but not in part, on the Redemption Trigger Payment Date for the Redemption Amount calculated as of the Redemption Trigger Valuation Date.
Redemption Trigger Level:	40
Trade Date:	September 8, 2015
Settlement Date:	September 11, 2015
Final Valuation Date[1]:	September 8, 2017
Redemption Trigger Valuation Date[1]:	The trading day on which a Redemption Trigger Event first occurs
Redemption Trigger Payment Date[1]:	The third business day following the relevant Redemption Trigger Valuation Date
Maturity Date[1]:	September 13, 2017
Listing:	The securities will not be listed on a securities exchange.
CUSIP/ISIN:	25152RP23 / US 25152RP234

1 Subject to adjustment as described under “General Terms of the Securities – Adjustments to Valuation Dates and Payment Dates” in this pricing supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

RESOLUTION MEASURES

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Resolution Act may result in the securities being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) a transfer of the securities to another entity, an amendment of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or Calculation Agent.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015, including the risk factor “The securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us.”

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, underlying supplement No. 3 dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Underlying supplement No. 3 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006054/crt_dp58193-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplements and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following examples illustrate the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of the Basket Components, payable at maturity or upon a Redemption Trigger Event. These examples illustrate that you will lose some or all of your initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors. Your investment will be fully exposed to one times any increase or decrease in the level of the S&P Index and 0.8 times any increase or decrease in the level of the ProVol Hedge Index. Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined, resulting in a leveraged loss on your investment.

The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual amount payable at maturity or upon a Redemption Trigger Event will be the Redemption Amount, determined based on the performances of the Basket Components on the Final Valuation Date or the Redemption Trigger Valuation Date, as the case may be. The numbers appearing in the following examples may have been rounded for ease of analysis.

Redemption Amount at Maturity

The following first five examples illustrate the hypothetical Redemption Amount per $1,000 Face Amount of securities payable at maturity. For purposes of these examples, it is assumed that a Redemption Trigger Event does not occur and there is a period of 700 calendar days from the Trade Date to the Final Valuation Date.

Example 1: The S&P Index and the ProVol Hedge Index both increase 20.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
S&P Index	20.00%	19.15%
ProVol Hedge Index	20.00%	17.70%
Final Basket Level		133.307
Redemption Amount		$1,333.07
Return on the Securities		33.31%

Because the Final Level of each Basket Component is greater than its Initial Level by 20.00%, you would receive a Redemption Amount at maturity that is greater than $1,000 per $1,000 Face Amount of securities. In this example, the Final Basket Level would be 133.307, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + (0.8 x ProVol Hedge Index Performance)]
	=	100 x [1 + (120.00% x (0.9975 – 0.0024 × 700/365) – 1) + (0.8 × (120.00% × (1 – 0.01 × 700/365) – 1))]
	=	133.307

Accordingly, you would receive a Redemption Amount at maturity of $1,333.07 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level

	=	$1,000	x	133.307
				100

	=	$1,333.07

Example 2: The S&P Index and the ProVol Hedge Index both increase 1.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
S&P Index	1.00%	0.28%
ProVol Hedge Index	1.00%	-0.94%
Final Basket Level		99.533
Redemption Amount		$995.33
Return on the Securities		-0.47%

Even though the Final Level of each Basket Component is greater than its respective Initial Level, you would receive a Redemption Amount at maturity that is less than $1,000 per $1,000 Face Amount of securities because the increases in the Final Levels are not sufficient to offset the effect of the respective Adjustment Factors. Assuming a period of 700 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 99.533, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + (0.8 x ProVol Hedge Index Performance)]
	=	100 x [1 + (101.00% x (0.9975 – 0.0024 × 700/365) – 1) + (0.8 × (101.00% × (1 – 0.01 × 700/365) – 1))]
	=	99.533

Accordingly, you would receive a Redemption Amount at maturity of $995.33 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level

	=	$1,000	x	99.533
				100

	=	$995.33

Example 3: The S&P Index increases 20.00% and the ProVol Hedge Index decreases 35.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
S&P Index	20.00%	19.15%
ProVol Hedge Index	-35.00%	-36.25%
Final Basket Level		90.150
Redemption Amount		$901.50
Return on the Securities		-9.85%

Even though the Final Level of the S&P Index is greater than its Initial Level, you would receive a Redemption Amount at maturity that is less than $1,000 per $1,000 Face Amount of securities because the increase in the level of the S&P Index is offset by a decrease in the level of the ProVol Hedge Index as well as by the effect of the respective Adjustment Factors. Assuming a period of 700 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 90.150, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + (0.8 x ProVol Hedge Index Performance)]
	=	100 x [1 + (120.00% x (0.9975 – 0.0024 × 700/365) – 1) + (0.8 × (65.00% × (1 – 0.01 × 700/365) – 1))]
	=	90.150

Accordingly, you would receive a Redemption Amount at maturity of $901.50 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level

	=	$1,000	x	90.150
				100

	=	$901.50

Example 4: The S&P Index decreases by 10.00% and the ProVol Hedge Index increases 10.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
S&P Index	-10.00%	-10.64%
ProVol Hedge Index	10.00%	7.89%
Final Basket Level		95.673
Redemption Amount		$956.73
Return on the Securities		-4.33%

Even though the Final Level of the ProVol Hedge Index is greater than its Initial Level by 10.00%, you would receive a Redemption Amount at maturity that is less than $1,000 per $1,000 Face Amount of securities because the increase in the level of the ProVol Hedge Index is more than offset by the decrease in the level of the S&P Index as well as by the effect of the respective Adjustment Factors. In this example, the Final Basket Level would be 95.673, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + (0.8 x ProVol Hedge Index Performance)]
	=	100 x [1 + (90.00% x (0.9975 – 0.0024 × 700/365) – 1) + (0.8 × (110.00% × (1 – 0.01 × 700/365) – 1))]
	=	95.673

Accordingly, you would receive a Redemption Amount at maturity of $956.73 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level

	=	$1,000	x	95.673
				100

	=	$956.73

Example 5: The S&P Index decreases 20.00% and the ProVol Hedge Index decreases 15.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
S&P Index	-20.00%	-20.57%
ProVol Hedge Index	-15.00%	-16.63%
Final Basket Level		66.128
Redemption Amount		$661.28
Return on the Securities		-33.87%

Since the Final Levels of the S&P Index and the ProVol Hedge Index are less than their respective Initial Levels, you would receive a Redemption Amount at maturity that is significantly less than $1,000.00 per $1,000.00 Face Amount of securities. Assuming a period of 700 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 66.128, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + (0.8 x ProVol Hedge Index Performance)]
	=	100 x [1 + (80.00% x (0.9975 – 0.0024 × 700/365) – 1) + (0.8 × (85.00% × (1 – 0.01 × 700/365) – 1))]
	=	66.128

Accordingly, you would receive a Redemption Amount at maturity of $661.28 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level

	=	$1,000	x	66.128
				100

	=	$661.28

Redemption Amount upon a Redemption Trigger Event

The following example illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities payable upon the occurrence of a Redemption Trigger Event. A Redemption Trigger Event occurs if the Basket Level on any trading day during the period from but excluding the Trade Date to but excluding the Final Valuation Date is less than the Redemption Trigger Level of 40. If a Redemption Trigger Event occurs, you will lose a significant portion, and may lose all, of your investment in the securities.

The hypothetical Redemption Amount set forth below assumes (i) the Basket Level is greater than or equal to 40 on each trading day prior to the day on which the Redemption Trigger Event occurs and (ii) a Redemption Trigger Event occurs on a trading day that is 60 calendar days after the Trade Date.

Example 6: The S&P Index decreases by 40.00% and the ProVol Hedge Index decreases by 35.00% from their respective Initial Levels to their respective Final Levels on the Redemption Trigger Valuation Date, which is 60 calendar days after the Trade Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
S&P Index	-40.00%	-40.17%
ProVol Hedge Index	-35.00%	-35.11%
Final Basket Level		31.741
Redemption Amount		$317.41
Return on the Securities		-68.26%

In this example, the Final Basket Level would be 31.741, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + (0.8 x ProVol Hedge Index Performance)]
	=	100 x [1 + (60.00% x (0.9975 – 0.0024 × 60/365) – 1) + (0.8 × (65.00% × (1 – 0.01 × 60/365) – 1))]
	=	31.741

In this case, your securities will be redeemed early because the Basket Level is less than the Redemption Trigger Level of 40, causing a Redemption Trigger Event to occur. Accordingly, you would receive a Redemption Amount of $317.41 per $1,000 Face Amount of securities on the Redemption Trigger Payment Date, calculated as follows. Although the Redemption Trigger Level is 40, the Basket Level decreased below 40 when the Redemption Trigger Event occurs. As a result, you would lose more than 60% of your initial investment.

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level

	=	$1,000	x	31.741
				100

	=	$317.41

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns by offering exposure to one times any increase or decrease in the level of the S&P Index and 0.8 times any increase or decrease in the level of the ProVol Hedge Index. The return of each Basket Component is reduced by its applicable Adjustment Factor. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined, resulting in a leveraged loss on your investment. Any negative performance of the S&P Index, when combined with 0.8 times any negative performance of the ProVol Hedge Index in calculating the Redemption Amount, will result in an accelerated loss on your investment. Your payment at maturity or upon a Redemption Trigger Event will be further reduced by the applicable Adjustment Factor of each Basket Component. You may lose some or all of your investment in the securities if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors.

•	THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR UPON A REDEMPTION TRIGGER EVENT — The payment at maturity or upon a Redemption Trigger Event will be reduced by the applicable Adjustment Factors. Each Adjustment Factor is applied to its respective Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and will reduce the return on the securities regardless of whether the Final Level of such Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, is greater than, equal to or less than its Initial Level.

•	POTENTIAL EARLY EXIT WITH SIGNIFICANT LOSSES DUE TO THE REDEMPTION TRIGGER FEATURE — The securities will be redeemed early by us if a Redemption Trigger Event occurs, in which case you will lose a significant portion, and may lose all, of your investment in the securities. Early redemption upon such a Redemption Trigger Event will be automatic, and you will receive the Redemption Amount payable on the Redemption Trigger Payment Date based on the Final Basket Level on the Redemption Trigger Valuation Date, even if the levels of the Basket Components subsequently increase. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any subsequent increase in the levels of the Basket Components that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

•	RETURN LINKED TO THE PERFORMANCE OF TWO INDICES — The return on the securities, which may be positive, zero or negative, is fully exposed to the performance of an unequally weighted basket, consisting of the S&P Index and the ProVol Hedge Index, as described herein. The securities are exposed to one times any increase or decrease in the level of the S&P Index and 0.8 times any increase or decrease in the level of the ProVol Hedge Index.

S&P Index

The S&P Index is a measure of the total return of the stocks composing the S&P 500® Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Index. The S&P Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. This is only a summary of the S&P® Index. For more information on the S&P® Index, see “The S&P Dow Jones Indices — The S&P 500® Total Return Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The Deutsche Bank ProVol Hedge Index (ProVol)

The Deutsche Bank ProVol Hedge Index (the “ProVol Hedge Index”) is one of three versions of the Deutsche Bank ProVol Indices (the “ProVol Indices”). The ProVol Indices reflect the economic performance over time, less costs, of a strategy designed to generate returns from the expected volatility of the S&P 500® Index by taking a daily rebalanced notional long or short position in the Deutsche Bank Short-Term VIX Futures Index (the “VIX Futures Index”). The VIX Futures Index tracks the market expectation of short-term volatility (i.e., implied volatility) by means of a daily-rolling notional long position in first month and second month futures contracts (the “VIX futures contracts”) on the CBOE Volatility Index® (the “VIX Index”).

Each ProVol Index dynamically adjusts its long and short exposure to the VIX Futures Index based on the size and direction of a signal (the “Signal”) calculated using three volatility indicators and a resulting allocation to the VIX Futures Index (the “Allocation”) based on the Signal. The three volatility indicators are: (i) the probability of being in a high-volatility environment as measured by Deutsche Bank’s proprietary Volatility Regime Model, (ii) three-month implied volatility as measured by the CBOE S&P 500® 3-Month Volatility Index (the “VXV Index”) and (iii) the “steepness” of the implied volatility curve as measured by the ratio of the VXV Index to the VIX Index. In addition to the three volatility indicators, the Signal also takes into account the prior day’s Allocation.

Together, the Signal and Allocation are designed generally to have long exposure to the VIX Futures Index during periods of high realized volatility, when there is a high probability that implied volatility will increase and/or the cost of carrying VIX futures contracts is low, and generally to have short exposure during periods of low realized volatility, when implied volatility is likely to decrease and/or the cost of carrying VIX futures contracts is high. By dynamically allocating its exposure, each ProVol Index seeks to capture returns from both high and low volatility markets and keep costs and risk lower by holding VIX futures contracts only when it is expected to be advantageous to do so. The ProVol Hedge Index aims to capture more returns from increases in implied volatility than from high carrying costs by applying a leverage factor of 200% (2 times) when the Allocation is positive, generating leveraged long exposure and unleveraged short exposure. In calculating the levels of the ProVol Indices, Deutsche Bank AG, as the index sponsor, will deduct an index fee (the “Index Fee”). From and including 2006 to and including 2014, the annual Index Fees for the ProVol Indices have ranged from 0.00% to 7.12%. Because the calculation of the ProVol Indices began on September 24, 2012, the annual Index Fees from and including 2008 to and including September 23, 2012 were retroactively calculated. This is just a summary of the ProVol Hedge Index. For additional information about the ProVol Hedge Index, please see the section entitled “The Deutsche Bank PROVOL Indices” in the accompanying underlying supplement No. 3 dated July 31, 2015.

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.” Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities. For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.” You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the components of the Basket Components. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The securities do not pay any coupons and do not guarantee any return of your initial investment. The return on the securities at maturity or upon a Redemption Trigger Event is linked to the performance of the Basket Components and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. Your investment will be fully exposed to one times any increase or decrease in the level of the S&P Index and 0.8 times any increase or decrease in the level of the ProVol Hedge Index. Because the securities provide leveraged exposure to the Basket Components on a combined basis, your investment will be fully exposed to any decrease in the levels of the Basket Components on a combined basis, resulting in a leveraged loss on your investment. The Basket Level could decrease very rapidly if the levels of both Basket Components decrease simultaneously. In addition, the Adjustment Factors will reduce the Redemption Amount payable in respect of the securities, regardless of whether the performance of any Basket Component is positive, zero or negative. Even if the level of the Basket does not decline, you will lose some of your initial investment if the levels of the Basket Components as a whole do not increase sufficiently to offset the effect of the applicable Adjustment Factors. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If the Basket Level is less than the Redemption Trigger Level on any trading day from but excluding the Trade Date to but excluding the Final Valuation Date, a Redemption Trigger Event has occurred. Upon the occurrence of a Redemption Trigger Event, we will redeem the securities on the Redemption Trigger Payment Date for the Redemption Amount calculated using the Final Basket Level on the Redemption Trigger Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be zero. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any subsequent increase in the levels of the Basket Components that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

•	YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF THE S&P INDEX AND 0.8 TIMES THE PERFORMANCE OF THE PROVOL HEDGE INDEX — The Redemption Amount payable at maturity or upon a Redemption Trigger Event will reflect one times any increase or decrease in the level of the S&P Index and 0.8 times any increase or decrease in the level of the ProVol Hedge Index, in each case as measured from the Trade Date to the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and each Basket Component is reduced by its applicable Adjustment Factor. The performance of each Basket Component is combined in calculating the Redemption Amount, with the effect of magnifying losses if the levels of the Basket Components decrease or offsetting gains if the level of one Basket Component increases and the level of the other Basket Component decreases.

•	THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON A REDEMPTION TRIGGER EVENT — The payment at maturity or upon a Redemption Trigger Event will be reduced because of the inclusion of an Adjustment Factor in the calculation of the performance of each Basket Component. The Adjustment Factor for the S&P Index reduces the performance of the S&P Index by approximately 25 basis points (0.25%) regardless of how long the securities remain outstanding and an additional 24 basis points (0.24%) per annum. The Adjustment Factor for the ProVol Hedge Index reduces the performance of the ProVol Hedge Index by approximately 100 basis points (1.00%) per annum. The dollar amount by which the Adjustment Factors reduce the Redemption Amount increases as the Final Levels of the Basket Components increase relative to their applicable Initial Levels. The effect that each Basket Component’s Adjustment Factor has on the return on the securities depends on such Basket Component’s Basket Component Weighting in the Basket. The Adjustment Factor of each Basket Component is applied to the Final Level of such Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and will reduce the return on the securities regardless of whether or not the Final Level of such Basket Component is greater than, equal to or less than its Initial Level.

•	THE RETURN ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The return on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. If a Redemption Trigger Event does not occur, at maturity, you will receive a positive return on your investment only if the Final Basket Level as measured on the Final Valuation Date exceeds the Initial Basket Level. Even if the Final Basket Level on the Final Valuation Date is greater than the Initial Basket Level, the return may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your initial investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS, BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the securities; converting the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the securities to another entity, amending the terms and conditions of the securities or cancelling of the securities. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. One of this law’s primary purposes would be to conform German law to the SRM Regulation. In addition, the draft bill proposes that in the event of an insolvency proceeding, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. Instruments that are typically traded on money markets would not be subject to the proposed subordination. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If enacted, the proposed subordination of senior unsecured debt instruments could apply to the securities, which would most likely result in a larger share of loss being allocated to the securities in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us.

By acquiring the securities, you would have no claim or other right against us arising out of any subordination or Resolution Measure, and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the S&P Index would have.

•	THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Components increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased positive correlation among the Basket Components, in particular when one or more Basket Components decrease. The value of the securities may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one Basket Component could be entirely offset by the negative performance of the other Basket Component.

•	THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, the performance of the Basket Component with higher weighting (in this case, the S&P Index) will influence the Redemption Amount to a greater degree than the performance of the Basket Component with the lower weighting (in this case, the ProVol Hedge Index). If the S&P Index performs poorly, that poor performance could negate or diminish the effect on the Redemption Amount of any positive performance by the ProVol Hedge Index.

•	PROVOL HEDGE INDEX STRATEGY RISK — The strategy of the ProVol Hedge Index is to generate returns from the expected volatility of the S&P 500® Index by dynamically adjusting a long or short position in the VIX Futures Index based on the size and direction of the Signal and the resulting Allocation based on that Signal. The Signal aims to determine the likely short-term direction of implied volatility and the level of carrying costs.

However, the Signal may not be predictive of the short-term direction of implied volatility and/or the level of carrying costs. If the Signal is not successful in determining the likely short-term direction of implied volatility and/or the level of carrying costs, then the resulting Allocation based on that Signal may result in a notional long or short position in the VIX Futures Index that decreases in value and causes the levels of the ProVol Hedge Index to decrease. Furthermore, because the ProVol Hedge Index aims to capture more returns from increases in implied volatility than from high carrying costs by applying a leverage factor of 200% when the Allocation is positive, if the Signal causes a positive Allocation, any decrease in the level of the VXV Futures Index will be leveraged two times.

•	THE PROVOL HEDGE INDEX CONTAINS EMBEDDED COSTS — In calculating the level of the ProVol Hedge Index, Deutsche Bank AG, as the index sponsor, will deduct an Index Fee. The Index Fee takes into account changes in the notional VIX futures contracts position measured by ProVol associated both with the daily rolling from the first month to the second month VIX futures contracts underlying the VIX Futures Index as well as with any changes in the size of the notional position in the VIX Futures Index. Thus, large or more frequent shifts in the Signal or greater or more frequent changes in VIX futures contracts prices will require greater reallocation and will result in higher costs. Additionally, lower VIX futures contracts prices, which require a greater number of contracts to be notionally traded in order to achieve the same value, will also result in higher costs. Because the ProVol Hedge Index takes a leveraged long position in the VIX Futures Index when the Allocation is positive, the Index Fee will be leveraged in the ProVol Hedge Index.

Deutsche Bank AG expects the Index Fee to average between 1.5 basis points and 2 basis points (0.015% and 0.02%) per trading day. However, the actual Index Fee may be substantially higher on days when there is a substantial change in the Allocation or prices of the VIX futures contracts, resulting in a substantial number or value of VIX futures contracts notionally traded. From and including 2006 to and including 2014, the annual Index Fees for the ProVol Indices have ranged from 0.00% to 7.12%. Because the calculation of the ProVol Indices began on September 24, 2012, the annual Index Fees from and including 2006 to and including September 23, 2012 were retroactively calculated.

•	THERE MAY BE SIGNIFICANT FLUCTUATIONS IN THE LEVEL OF THE PROVOL HEDGE INDEX, WHICH COULD AFFECT THE VALUE OF THE SECURITIES — The performance of the ProVol Hedge Index is dependent on the performance of the notional long or short positions in the VIX Futures Index. As a consequence, investors should understand that their investment is exposed to the performance of the notional long or short positions in VIX futures contracts. The prices of the VIX futures contracts can be volatile and move dramatically over short periods of time. There can be no assurance that the relevant notional long or short exposure will not be subject to substantial negative returns. Positive returns on the ProVol Hedge Index may therefore be reduced or eliminated entirely due to movements in market parameters.

•	VIX FUTURES CONTRACTS HAVE LIMITED HISTORICAL INFORMATION — VIX futures contracts have traded freely only since March 26, 2004 and not all future contracts to all relevant maturities have traded at all times since that date. Because the VIX futures contracts that underlie the ProVol Hedge Index are of recent origin and limited historical information data exists with respect to them, your investment in the securities may involve a greater risk than investing in alternative securities linked to one or more financial measures with an established record of performance. The liquidity of trading in VIX futures contracts could decrease in the future, which could affect adversely the value of the securities.

•	THE VIX INDEX AND VXV INDEX ARE BASED ON THEORETICAL CALCULATIONS AND ARE NOT TRADABLE INDICES — The VIX Index and the VXV Index (used to calculate the second and third volatility indicators of the ProVol Hedge Index) are theoretical calculations and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contracts reflected in the VIX Futures Index is based on this theoretically derived calculation. As a result, the behavior of the VIX futures contracts may be different from futures contracts whose settlement prices are based on a comparable tradable asset.

•	THE SECURITIES ARE NOT LINKED TO THE VIX INDEX, AND THE VALUE OF THE SECURITIES MAY BE LESS THAN IT WOULD HAVE BEEN HAD THE SECURITIES BEEN LINKED TO THE VIX INDEX — The value of the securities will be linked, in part, to the value of the ProVol Hedge Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The ProVol Hedge Index is based upon holding a notional long or short position in the VIX Futures Index, which holds a rolling long position in VIX futures contracts. The VIX futures contracts will not necessarily track the performance of the VIX Index. The VIX Futures Index may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the price of the relevant VIX futures contracts to rise or fall. Thus, the ProVol Hedge Index may not benefit from increases or decreases in the level of the VIX Index either. Accordingly, a hypothetical investment that was linked directly to the performance of the VIX Index could generate a higher return than the securities.

•	THE PROVOL HEDGE INDEX HAS LIMITED PERFORMANCE HISTORY — Calculation of the ProVol Hedge Index began on September 24, 2012. Therefore, the ProVol Hedge Index has limited performance history and no actual investment which allowed tracking of the performance of the ProVol Hedge Index was possible before its inception date. Furthermore, the index methodology of the ProVol Hedge Index was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The returns of the ProVol Hedge Index prior to September 24, 2014 were achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight.

•	PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the securities may bear little relation to the historical closing levels of such Basket Components and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Components or whether the performance of the Basket will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Basket has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Basket Components will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time remaining to the maturity of the securities;

•	the equity markets generally and any stock prices and dividend rates reflected in the Basket Components;

•	the composition of the Basket Components;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. In addition to the securities, we or our affiliates may issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components or their underlying components. We or our affiliates may establish, adjust or unwind hedge positions with respect to the securities and such other securities or instruments by, among other things, purchasing or selling at any time the underlying components of the Basket Components or instruments whose value is derived from the Basket Components or their underlying components. This hedging activity could adversely affect the levels of the Basket Components and the value of the securities. For example, on or prior to the Trade Date, we or our affiliates may purchase the underlying components of the Basket Components or instruments whose value is derived from such Basket Components or their underlying components as part of our or our affiliates’ hedge. Such hedging activity could potentially increase the levels of the Basket Components prior to the close of trading on the Trade Date and effectively establish higher levels that the Basket Components must achieve for you to obtain a positive return on your investment or avoid a loss of some or all of your initial investment. In addition, during the term of the securities, we or our affiliates may adjust our or their hedge positions in connection with the reweighting, rebalancing or reconstitution of the Basket Components by selling some or all of the existing underlying components and/or purchasing new or existing underlying components of the Basket Components at or in advance of the time the values and weightings of the underlying components are determined for purposes of such reweighting, rebalancing or reconstitution. This hedging activity could potentially decrease the prices at which the Basket Components notionally sell existing underlying components and increase the prices at which the Basket Components notionally purchase new or existing underlying components, and thus adversely affect the levels of the Basket Components. Finally, unwinding any hedge positions on or prior to the Final Valuation Date by us or our affiliates could potentially decrease the levels of the Basket Components prior to the close of trading on the Final Valuation Date and adversely affect the value of the securities. We or our affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the levels of the Basket Components and, therefore, make it less likely that you will receive a positive return on your investment in the securities. Such trading and hedging activities may also lead to the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion or all of their investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. Introducing competing products linked to or related to the Basket Components or their underlying components into the marketplace could also adversely affect the value of the securities in the secondary market. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER, THE CALCULATION AGENT AND THE SPONSOR OF THE PROVOL HEDGE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of the ProVol Hedge Index. We, as the Calculation Agent, will maintain some discretion in making decisions relating to the securities, including whether there has been a Market Disruption Event (as defined below) with respect to each Basket Component. If a Market Disruption Event occurs on the Final Valuation Date, the Calculation Agent can postpone the determination of, or under some circumstances, use an alternate method to calculate the Closing Level of the disrupted Basket Component. As the sponsor of the ProVol Hedge Index, we carry out calculations necessary to promulgate the ProVol Hedge Index and maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the ProVol Hedge Index in the event the regular means of determining the ProVol Hedge Index are unavailable at the time a determination is scheduled to take place. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the level of the ProVol Hedge Index. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the sponsor of the ProVol Hedge Index may affect the Redemption Amount you receive at maturity or upon a Redemption Trigger Event, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE BASKET OR THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Basket and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Basket Components.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as the Calculation Agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates of ours are potentially adverse to your interests as an investor in the securities. The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred and, in some circumstances, the levels or prices related to the Basket Components that affect whether a Redemption Trigger Event has occurred. Any determination by the Calculation Agent could adversely affect the return on the securities.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The S&P Index

The following graph sets forth the historical performance of the S&P Index from September 8, 2010 through September 8, 2015. The closing level of the S&P Index on September 8, 2015 was 3,657.323. The Initial Level is 3,622.658, equal to the closing level of the S&P Index on September 3, 2015. We obtained the historical closing levels of the S&P Index from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing levels of the S&P Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the S&P Index on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. We cannot give you assurance that the performance of the S&P Index will result in the return of any of your initial investment.

The ProVol Hedge Index

The following graph sets forth the retrospective and historical performance of the ProVol Hedge Index based on its daily closing levels from September 8, 2010 through September 8, 2015. The ProVol Hedge Index has existed only since September 24, 2012 and publication of the ProVol Hedge Index began on September 24, 2012. The historical performance data below from September 24, 2012 through September 8, 2015 represent the actual performance of the ProVol Hedge Index. The performance data prior to September 24, 2012, as indicated by the vertical line in the graph below, reflect a retrospective calculation of the levels of the ProVol Hedge Index using archived data and the current methodology for the calculation of the ProVol Hedge Index. The closing level of the ProVol Hedge Index on September 8, 2015 was 889.88. The Initial Level is 899.84, equal to the closing level of the ProVol Hedge Index on September 3, 2015. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the ProVol Hedge Index was possible at any time prior to September 24, 2012. Furthermore, the index methodology of the ProVol Hedge Index was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The results shown before September 24, 2012 are hypothetical and do not reflect actual returns. Hypothetical or simulated performance results have inherent limitations. Unlike an actual performance, hypothetical results are achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight.

The historical closing levels of the ProVol Hedge Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the ProVol Hedge Index on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. We cannot give you assurance that the performance of the ProVol Hedge Index will result in the return of any portion of your initial investment. We obtained the historical closing levels of the ProVol Hedge Index from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus.

General

The securities are linked to a basket composed of two indices and are senior unsecured obligations of Deutsche Bank AG that offer exposure to one times any increase or decrease in the level of the S&P 500® Total Return Index (the “S&P Index”) and 0.8 times any increase or decrease in the level of the Deutsche Bank ProVol Hedge Index (the “ProVol Hedge Index”). We refer to each of the S&P Index and the ProVol Hedge Index as a “Basket Component” and together the “Basket Components.”

The securities are included in our Global Notes, Series A referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under the Indenture. The securities will be our direct, unconditional, unsecured and unsubordinated obligations and will rank on parity with the claims of all our other unsecured creditors other than those claims which are expressly preferred by law of the jurisdiction of our incorporation or the law of the jurisdiction where Deutsche Bank AG, London Branch is established.

The securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below. Unless otherwise specified, any reference to a Basket Component in this pricing supplement shall include a Successor Index (as defined below).

Adjustments to Valuation Dates and Payment Dates

If (i) the Final Valuation Date or Redemption Trigger Valuation Date (each, a “Valuation Date”) is not a trading day with respect to any Basket Component or (ii) a Market Disruption Event with respect to any Basket Component occurs or is continuing on the relevant Valuation Date, then such Valuation Date for such disrupted Basket Component will be postponed to the immediately succeeding trading day on which no Market Disruption Event for such Basket Component occurs or is continuing. The Valuation Date for any such Basket Component will not be postponed later than the fifth scheduled trading day after the date originally scheduled for such Valuation Date (the “Fifth Day”). If the relevant Valuation Date is postponed to the Fifth Day and (i) the Fifth Day is not a trading day with respect to such Basket Component or (ii) a Market Disruption Event with respect to such Basket Component occurs or is continuing on the Fifth Day, then, on the Fifth Day the Closing Level of such Basket Component will be determined by the Calculation Agent using the formula for, and method of calculating, the Closing Level of such Basket Component last in effect prior to the commencement of the Market Disruption Event or initial non-trading day for such Basket Component, using the closing price of each component of such Basket Component, as applicable (or, if trading in the relevant components has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the Closing Level of such Basket Component) on the Fifth Day. The Calculation Agent will then calculate the Final Basket Level using:

(a)	for any Basket Component not disrupted on the relevant original Valuation Date, the Closing Level of such Basket Component on the original Valuation Date;

(b)	for any Basket Component disrupted on the relevant original Valuation Date but not disrupted on one or more trading days from the original Valuation Date to and including the Fifth Day, the Closing Level of such Basket Component on the first trading day after the original Valuation Date on which no Market Disruption Event occurred or was continuing; and

(c)	for any Basket Component disrupted from the relevant original Valuation Date through the Fifth Day, the Calculation Agent’s determination of the Closing Level of such Basket Component.

If the scheduled Maturity Date is not a business day, then the Maturity Date will be the next succeeding business day following such scheduled Maturity Date. If an adjustment is made for a Market Disruption Event or a non-trading day that occurs on a Valuation Date, the Maturity Date or Redemption Trigger Payment Date (each, a “Payment Date”), as applicable, will be postponed to a business day following the date on which the Calculation Agent determines the Final Basket Level (the “postponed Valuation Date”), so that the number of business days between the postponed Valuation Date and the postponed Payment Date will be equal to the number of business days between the originally scheduled Valuation Date and Payment Date. If a Payment Date is postponed, any payment due on such Payment Date will be paid on the Payment Date as postponed, with the same force and effect as if the Payment Date had not been postponed, but no interest will accrue or be payable as a result of the delayed payment.

“Business day” means any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Trading day” means, for each Basket Component separately and any securities included in, or any futures or option contracts or exchange traded funds related to such Basket Component, any day other than a day on which (i)(A) trading is generally not conducted on the Relevant Exchange for such Basket Component, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time and/or (B) the level of such Basket Component is not published by its sponsor and (ii) the Calculation Agent determines in its sole discretion that such non-trading or non-publication materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities.

Market Disruption Events

With respect to the S&P Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities:

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P Index on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges;

•	a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P Index during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate;

•	a suspension, absence or material limitation of trading on any major market for trading in futures or options contracts or exchange traded funds related to the S&P Index for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the futures or options contracts or exchange traded funds related to the S&P Index.

For the purpose of determining whether a Market Disruption Event with respect to the S&P Index exists at any time, if trading in a security included in the S&P Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P Index shall be based on a comparison of:

•	the portion of the level of the S&P Index attributable to that security, relative to

•	the overall level of the S&P Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the S&P Index has occurred:

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

•	limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds related to the S&P Index by any major market for trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the S&P Index; and

•	a “suspension, absence or material limitation of trading” on any Relevant Exchange or on any major market for trading in futures or options contracts or exchange traded funds related to the S&P Index will not include any time when such market is itself closed for trading under ordinary circumstances.

With respect to the ProVol Hedge Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a “Disruption Event,” “Force Majeure Event” or “Underlying Index Event” as defined under “The Deutsche Bank ProVol Indices” in the accompanying underlying supplement No. 3 materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities.

“Relevant Exchange(s)” means, for the S&P Index, the primary organized exchanges or markets of trading, as determined by the Calculation Agent, for (i) any security then included in the S&P Index or (ii) any futures or options contract or fund related to the S&P Index or to any security then included in the S&P Index. For the ProVol Hedge Index, “Relevant Exchange” has the meaning set forth under “The Deutsche Bank ProVol Indices” in the accompanying underlying supplement No. 3.

Discontinuation of a Basket Component; Alteration of Method of Calculation

If the sponsor of a Basket Component discontinues publication of such Basket Component and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Basket Component (such index being referred to herein as a “Successor Index”), then the Closing Level of such Basket Component on any trading day following the publication of such Successor Index on which a level for such Basket Component must be taken for the purposes of the securities, including any Valuation Date (“Relevant Date”) will be determined by reference to the official closing level of such Successor Index, with such adjustment as the Calculation Agent deems necessary to take into account the different levels of the relevant Basket Component and such Successor Index at the time of such succession.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor of a Basket Component discontinues publication of such Basket Component prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then (a) the Calculation Agent will determine the Closing Level of such Basket Component for such Relevant Date and (b) the level of such Basket Component, if applicable, at any time on such Relevant Date will be deemed to equal the Closing Level of such Basket Component on that Relevant Date, as determined by the Calculation Agent. Such Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Component or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant component has been materially suspended or materially limited, its good faith estimate of the closing price) on such date of each component most recently composing such Basket Component or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Component or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Component or Successor Index, or the level thereof, is changed in a material respect, or if a Basket Component or Successor Index is in any other way modified so that such Basket Component or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Component or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level of such Basket Component or Successor Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to such Basket

Component or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant Closing Level with reference to such Basket Component or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Component or Successor Index is modified so that the level of such Basket Component or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Component or Successor Index), then the Calculation Agent will adjust such Basket Component or Successor Index in order to arrive at a level of such Basket Component or Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

The calculation agent for the securities will be Deutsche Bank AG, London Branch (the “Calculation Agent”). As Calculation Agent, Deutsche Bank AG, London Branch will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event or a discontinuation of a Basket Component, whether there has been a material change in the method of calculating a Basket Component and, in some circumstances, the prices or levels related to the Basket Components that affect whether a Redemption Trigger Event has occurred. Unless otherwise specified in this pricing supplement, all determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon a Redemption Trigger Event on or prior to 11:00 a.m., New York City time, on the business day preceding the Maturity Date or Redemption Trigger Payment Date, as applicable.

All calculations with respect to the Closing Levels of the Basket Components and the Basket Level will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per Face Amount of securities, if any, at maturity or upon a Redemption Trigger Event will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities – Events of Default” in the accompanying prospectus is a description of events of default relating to the securities.

Payment Upon an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per Face Amount of securities upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities – Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

DTC will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The securities and the Indenture will be deemed to be a contract under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Sidley Austin LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the securities.  It applies to you only if you acquire your securities for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities that elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a security as a part of a “straddle.”

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Securities

In the opinion of our special tax counsel, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt, with the consequences described below. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Our special tax counsel has advised us that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid financial contracts that are not debt.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

You should not recognize taxable income or loss with respect to a security prior to its taxable disposition (including at maturity or upon early redemption). Upon a taxable disposition of a security, you should recognize gain or loss equal to the difference between the amount you realize and the amount you paid to acquire the security. Generally, your gain or loss should be capital gain or loss, and should be short-term capital gain or loss unless you have held the security for more than one year, in which case your gain or loss should be long-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if a security is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the security and/or to treat all or a portion of your gain or loss upon its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it. In particular, it is possible that any reweighting, rebalancing, reconstitution, change in methodology of, or substitution of a successor to, a Basket Component or an index constituent could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to the possible application of the “wash sale” rules) as if you had sold or exchanged the relevant security.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a security is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the security, even though we will not be required to make any payment with respect to the securities other than the Redemption Amount. In addition, any income you recognize upon the taxable disposition of the security will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of a security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

If a security is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to U.S. federal withholding tax, over the term of the securities, possibly on a retroactive basis. We will not pay additional amounts on account of any such withholding tax.

Subject to the discussion below under “—‘FATCA’ Legislation,” if a security is treated as a debt instrument, any income or gain you realize with respect to the security will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8 appropriate to your circumstances and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Payments received in respect of your securities may be subject to information reporting unless you qualify for an exemption. These payments may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

“FATCA” Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and (with respect to a disposition after December 31, 2016, including early redemption and retirement at maturity) any payment of gross proceeds of the disposition of a security. If withholding applies to a security, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the securities.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities and such commissions may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and DBSI, as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities will agree to purchase, and we will agree to sell, the Face Amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or slow a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own a portion of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the securities will represent and agree, that if any securities are to be offered outside the United States, it will not offer or sell any such securities in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such Agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the securities, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2015, which has been filed as an exhibit to the registration statement referred to above.